EXHIBIT 99.1

LOS ANGELES
SINGAPORE
SELANGOR
PENANG
BANGKOK
SUZHOU
SHANGHAI

FOR IMMEDIATE RELEASE	Company Contact:	Investor Contact:
	A. Charles Wilson	Berkman Associates
	Chairman	(310) 826-5051
	(818) 787-7000	info@BerkmanAssociates.com
Trio-Tech Reports Fiscal 2006 Third Quarter Results
     Van Nuys, CA, — May 11, 2006 — Trio-Tech International (AMEX:TRT) today announced financial results for the third quarter and first nine months of fiscal 2006.
     Third Quarter Results
     For the three months ended March 31, 2006, total revenue increased 10% to $6,469,000 from $5,884,000 for the third quarter of fiscal 2005, driven by a 21% increase in testing service revenue to $3,451,000 versus $2,846,000 for the third quarter of fiscal 2005. Trio-Tech’s semiconductor testing business continues to benefit from rising demand for personal computers, notebooks and server chips.
     Overall gross margin for the third quarter of fiscal 2006 improved to 27% of revenue from 24% for the same quarter last fiscal year. Gross margin in the testing services segment improved to 30.5% from 29.2% last year, reflecting improved overhead absorption and higher capacity utilization.
     Net income for the third quarter of fiscal 2006, net of income taxes and minority interest, increased to $174,000, or $0.05 per diluted share. This compares to net income for the third quarter of fiscal 2005, net of income taxes and minority interest, of $22,000, or $0.01 per diluted share.
     Chief Executive Officer S.W. Yong noted, “The semiconductor testing and burn-in business based in Shanghai, China which we acquired effective on January 3, 2006 contributed significantly to the increase in operating expenses for this year’s third quarter but, as planned, made only a small contribution to revenue for the period. We also added staff at our facilities in Singapore in anticipation of further increases in testing volume in the coming quarters. Although these investments in people and facilities restrained the increase in net income for this year’s third quarter, we are enthusiastic about our growth opportunities. We expect Trio-Tech (Shanghai) Co., Ltd. soon to begin making a positive contribution to our financial performance, and we look for continued growth at our operations in Singapore.”
     At March 31, 2006, cash and short-term deposits were $11,317,000, versus $4,650,000 at June 30, 2005. Shareholder’s equity at March 31, 2006 was $16,491,000 compared to $9,297,000 at June 30, 2005. Shareholders’ equity at March 31, 2006 was net of the dividend of $0.50 per share declared on December 2, 2005 and paid on January 25, 2006.
     Nine Month Results
     Revenue for the nine months ended March 31, 2006 increased to $19,599,000 compared to $19,161,000 for the first nine months of fiscal 2005. Testing services segment revenue for the first nine months of the current fiscal year increased 29% to $10,711,000 from $8,286,000 for the first nine months of fiscal 2005 .
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14731 Califa Street, Van Nuys, CA 91411, USA • TEL: (818) 787-7000 • FAX: (818) 787-9130

Trio-Tech Reports Fiscal 2006 Third Quarter Results
May 11, 2006
Page Two
     Overall gross margin for the nine months ended March 31, 2006 improved to 28% of revenue from 24% for the same period of the prior fiscal year. Gross margin in the testing segment improved to 35% from 32% for last year’s first nine months, the result of improved overhead absorption and higher capacity utilization.
     The loss from continuing operations for the first nine months of fiscal 2006, net of income taxes and minority interest, was $107,000, or $0.03 per share. This compares to net income from continuing operations for the first nine months of fiscal 2005, net of income taxes and minority interest, of $143,000, or $0.05 per diluted share.
     Including discontinued operations, net income for the nine months ended March 31, 2006 was $8,352,000, or $2.71 per diluted share, which included an after-tax gain of $8.9 million from the sale of property in Dublin, Ireland. This compares to net income for the nine months ended March 31, 2005 of $159,000, or $0.05 per diluted share.
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)
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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED, IN THOUSANDS, EXCEPT EARNINGS (LOSS) PER SHARE)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
NET SALES
PRODUCT SALES	$8,888	$10,875	$3,018	$3,038
SERVICES	10,711	8,286	3,451	2,846

	19,599	19,161	6,469	5,884

COST OF SALES
COST OF GOODS SOLD	7,214	8,914	2,299	2,510
COSTS OF SERVICES RENDERED	6,923	5,632	2,398	1,953

	14,137	14,546	4,697	4,463

GROSS PROFIT	5,462	4,615	1,772	1,421

OPERATING EXPENSES:
General and administrative	3,837	3,450	1,261	1,082
Director and officer bonuses	705	—	—	(9)
Selling	768	889	253	339
Research and development	53	77	20	20
Impairment Loss	15	—	—	—
Gain on disposal of property, plant & equipment	22	—	22	—

Total	5,400	4,416	1,556	1,432

INCOME (LOSS) FROM OPERATIONS	62	199	216	(11)
OTHER INCOME (EXPENSE)
Interest expense	(111)	(129)	(37)	(42)
Other income	196	81	84	39

Total	85	(48)	47	(3)

INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES	147	151	263	(14)
INCOME TAXES	290	25	106	(26)

(LOSS) INCOME FROM CONTINUING
OPERATIONS BEFORE MINORITY INTEREST	(143)	126	157	12
MINORITY INTEREST	36	17	17	(4)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(107)	143	174	8
INCOME FROM DISCONTINUED OPERATION	8,459	16	—	14

NET INCOME	$8,352	$159	$174	$22

Basic (loss) earnings per share from Continuing operations	$(0.03)	$0.05	$0.05	$0.01
Basic earnings per share from Discontinued operation	2.74	—	0.00	—

Basic earnings per share from Net income	$2.71	$0.05	$0.05	$0.01

Diluted earnings (loss) per share from Continuing operations	$(0.03)	$0.05	$0.05	$0.01
Diluted earnings per share from Discontinued operation	2.74	—	0.00	—

Diluted earnings per share from Net income	$2.71	$0.05	$0.05	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON AND POTENTIAL COMMON SHARES OUTSTANDING
Basic	3,080	2,966	3,211	2,966
Diluted	3,080	3,035	3,225	3,031
COMPREHENSIVE INCOME (LOSS):
Net income	$8,352	$159	$174	$22
Foreign currency translation adjustment	(384)	214	363	(64)

COMPREHENSIVE INCOME (LOSS)	$7,968	373	$537	(42)

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT NUMBER OF SHARES)

	Mar. 31,	Jun. 30,
	2006	2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$2,795	$1,439
Short-term deposits	8,522	3,211
Trade accounts receivable, net	5,219	4,178
Other receivables	333	142
Inventories, net	1,566	1,584
Prepaid expenses and other current assets	158	76

Total current assets	18,593	10,630

PROPERTY, PLANT AND EQUIPMENT, Net	7,228	7,176
OTHER INTANGIBLE ASSETS, Net	340	386
OTHER ASSETS	157	138
ADVANCES TO SELLER	—	15

TOTAL ASSETS	$26,318	$18,345

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Lines of credit	$225	$336
Accounts payable	1,818	1,681
Accrued expenses	2,615	2,598
Income tax payable	268	168
Current portion of notes payable	900	655
Current portion of capital leases	127	123
Current portion of deferred tax liabilities	287	275

Total current liabilities	6,240	5,836

NOTES PAYABLE, net of current portion	817	634
CAPITAL LEASES, net of current portion	254	110
DEFERRED TAX LIABILITIES	453	407

TOTAL LIABILITIES	7,764	6,987

MINORITY INTEREST	2,063	2,061

SHAREHOLDERS’ EQUITY:
Common stock; no par value, 15,000,000 shares authorized;
3,219,407 shares issued and outstanding as at Mar. 31, 2006, and 2,976,042 shares issued and outstanding as at Jun. 30, 2005, and	10,338	9,554
Paid-in capital	334	284
Accumulated retained earnings (deficit)	6,446	(298)
Accumulated other comprehensive loss-translation adjustments	(627)	(243)
Total shareholders’ equity	16,491	9,297

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,318	$18,345